LIQUIDITY SERVICES, INC.
EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of October 1, 2020 (the “Effective Date”), by and between Liquidity Services, Inc., a Delaware corporation (“LSI” or the “Company”), and Novelette Murray (the “Executive”).
1.Employment Agreement. On the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Employment Period set forth in Section 2 hereof and in the position and with the duties set forth in Section 3 hereof. Terms used herein with initial capitalization are defined in Section 10.12 below.
2. Term. The term of employment under this Agreement shall be the period set forth in Schedule 1 attached hereto commencing on the Effective Date (the “Employment Period”).
3. Position and Duties. The Executive shall serve in the position and with the duties and title set forth in Schedule 1 attached hereto during the Employment Period. In such capacity, the Executive shall have the normal duties, responsibilities, and authority of such position, subject to the power of the Executive’s “Reporting Officer” as designated in Schedule 1, the Chairman of the Board of Directors (the “Board”) or the Board to reasonably expand or limit such duties, responsibilities and authority. The Executive shall report to the Reporting Officer designated in Schedule 1. The Executive shall devote the Executive’s best efforts and full business time and attention to the business and affairs of the Company; provided, however, that Executive may, to the extent such participation or service does not materially interfere with the performance of the obligations described in this Agreement, (i) participate in charitable, civic, political, social, trade, or other non-profit organizations and (ii) with the consent of the Board such consent not to be unreasonably withheld, serve as a non-management director of business corporations (or in a like capacity in other for-profit organizations).
1.Place of Performance. In connection with the Executive’s employment by the Company, the Executive shall be based at the principal executive offices of the Company, except as otherwise agreed by the Executive and the Company and except for reasonable travel on Company business.
2.Compensation.
5.1. Base Salary. During the Employment Period, the Company shall pay to the Executive an annual base salary (the “Base Salary”), which initially shall be at the rate per year as set forth in Schedule 1. The Base Salary shall be payable semi-monthly or in such other installments as shall be consistent with the Company’s payroll procedures. The Base Salary may be increased at any time or from time to time, but it may not be decreased without the consent of the Executive.
5.2 Bonus. The Executive shall be eligible for a performance bonus as set forth in Schedule 1. Bonus eligibility will commence in the 2021 Fiscal year, which begins October 1, 2020.
5.3 Equity Awards.

5.3.1. Annual Award. Subject to any conditions set in Schedule 1, Executive shall be eligible to receive an annual equity award, subject to the terms of the Liquidity Services, Inc. Second Amended and Restated 2006 Omnibus Long-Term Incentive Plan or successor plan, as determined by the Board or any committee thereof.

5.3.2 Special Award. In consideration of Executive entering into this Agreement and subject to approval by the Board or any committee thereof, the Company shall grant Executive the equity awards described in Schedule 1.

5.4 Benefits. During the Employment Period, the Executive will be entitled to receive such other benefits approved by the Reporting Officer and made available to similarly situated senior executives of the Company, including health insurance, disability insurance, and 401(k) benefits. At all times the Company agrees to maintain Director’s and Officer’s Liability coverage for the Executive. Nothing contained in this Agreement shall prevent the Company from changing insurance carriers or otherwise modifying the Company’s employee benefit programs.
5.5 Employee Leave. The Executive shall be entitled to all public holidays observed by the Company in addition to a total of 26 days of paid time off in accordance with the applicable policies of the Company, which shall be taken at a reasonable time or times per year.
6. Expenses. The Executive is expected and is authorized to incur reasonable expenses in the performance of his duties hereunder, including the costs of entertainment, travel, and similar business expenses incurred in the performance of his duties. The Company shall reimburse the Executive for all such expenses promptly upon periodic presentation by the Executive of an itemized account of such expenses and appropriate receipts. Any reimbursements provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall be made or provided in accordance with the requirements of Code Section 409A, including that (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; and (ii) the amount of expenses eligible for reimbursement that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse in any other calendar year.
7. Termination of Employment.
7.1. Termination. The Executive’s employment by the Company during the Employment Period will continue until Executive’s death, Disability, resignation or until Executive’s termination by the Reporting Officer or the Board at any time.
7.2. Notice of Termination. Any termination of the Executive’s employment by the Company or the Executive (other than because of the Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10.1 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Termination of the Executive’s employment shall take effect on the Date of Termination.
8. Compensation Upon Termination.
8.1. Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death, the Company shall pay to the Executive’s estate, or as may be directed by the legal representatives of such estate, the Executive’s full Base Salary through the next full calendar month following the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits pursuant to Section 5.4 and expenses pursuant to Section 6. Subject to Section 8.5 below, the payments contemplated by this Section 8.1 shall be paid at the time they are due, and the Company shall have no further obligations to the Executive or his or her estate under this Agreement.
8.2. Disability. If the Company terminates the Executive’s employment during the Employment Period because of the Executive’s Disability, the Company shall pay the Executive the Executive’s full Base Salary through the third full calendar month following the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits pursuant to Section 5.4 and expenses pursuant to Section 6. Subject to Section 8.5 below, the payments contemplated by this Section 8.2 shall be paid at the time they are due, and the Company shall have no further obligations to the Executive under this Agreement; provided, however, that the Base Salary shall be reduced by the amount of any disability benefit payments made to the Executive during a period of Disability from any insurance or other policies provided by the Company.
8.3. By the Company with Cause or by the Executive without Good Reason. If the Company terminates the Executive’s employment during the Employment Period for Cause or if the Executive voluntarily terminates the Executive’s employment during the Employment Period other than for Good Reason, the Company shall pay the Executive the Executive’s full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which Executive is entitled as of the Date of Termination in connection with any fringe benefits pursuant to Section 5.4 and expenses pursuant to Section 6. Subject to Section 8.5 below, the payments contemplated by this Section 8.3 shall be paid at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.
a.By the Company without Cause or by the Executive for Good Reason. If the Company terminates the Executive’s employment during the Employment Period other than for Cause, death, or Disability or the Executive terminates his employment during the Employment Period for Good Reason, the Company shall pay the Executive: (A) the Executive’s full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits pursuant to Section 5.4 and expenses pursuant to Section 6; and (B) a lump-sum severance package equal to nine (9) months of the Executive’s Base Salary (collectively the “Severance Payment”). Subject to Section 8.5 below, the Severance Payment shall be payable to the Executive within 60 days of the Date of Termination, provided the Executive timely executes and returns a separation agreement and release of claims in a form acceptable to the Company, and such release has become irrevocable by such date.
b.Code Section 409A Matters. Anything in this Agreement to the contrary notwithstanding, if (A) on the date of Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) with the Company, Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code) and (B) as a result of such separation from service, Executive would receive any payment under this Agreement that, absent the application of this Section 8.5, would be subject to the additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (1) six months after the Executive’s separation from service, (2) the Executive’s death or (3) such other date as will cause such payment not to be subject to such additional tax. Any payments which are required to be delayed as a result of this Section 8.5 shall be accumulated and paid as a lump-sum on the earliest possible date determined in accordance the preceding sentence.
9. Other Agreements. Executive contemporaneously executed an Employee Agreement Regarding Confidentiality, Intellectual Property, and Competitive Activities (the “Employee Agreement”), and the terms and conditions of the Employee Agreement are specifically incorporated herein by reference. Executive’s equity awards detailed in Schedule 1 shall be the subject of a separate grant agreements which shall control for purposes of the award terms and conditions.
1.Miscellaneous.

a.Notices. All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered by hand or mailed by first class registered or certified mail or delivery carrier, postage prepaid, addressed as follows:

10.1.1. If to the Company:
Liquidity Services, Inc.
6931 Arlington Road, Suite 200
Bethesda, MD 20814
ATTN: VP, General Counsel & Corporate Secretary

10.1.2. If to the Executive:
at the address set forth in Schedule 1.

or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes three days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back, the confirmation (if electronic record) or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
10.2. Representations. Executive agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. Executive represents that performance of all the terms of this Agreement and the Employee Agreement will not breach any existing non-compete or similar agreement. Executive has not entered into, and Executive agrees not to enter into, any oral or written agreement in conflict herewith.
10.3. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.
10.4. Survival. It is the express intention and agreement of the parties hereto that the provisions of Section 8 hereof shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.
10.5. Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable to any Affiliate of the Company or in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets of the Company or similar reorganization of a successor corporation.
10.6. Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.
10.7. Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto; provided, that the parties may amend Schedule 1 hereto by executing and delivering a revised version of Schedule 1 and attaching such revised version to this Agreement. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.
10.8. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
10.9. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Maryland not including the choice of law rules thereof. Any suit, action or proceeding arising out of or relating to this Agreement must be instituted in the state or federal courts located in Montgomery County, Maryland. Each of the Company and the Executive irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.
10.10. Entire Agreement. This Agreement, including Schedule 1 hereto and the Employee Agreement, constitute the entire agreement between the parties respecting the employment of Executive, there being no representations, warranties or commitments except as set forth herein.
10.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.
10.12. Definitions.
“Affiliate” means as to a specified Person any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.
“Agreement” means this Executive Employment Agreement.
“Base Salary” is defined in Section 5.1 above.
“Beneficial Owner” means a beneficial owner within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
“Cause” means (i) a material breach by the Executive of any term of this Agreement, the Company’s policies set by the Board or the Company, the Company’s Code of Conduct, Executive’s fiduciary duties to the Company or of any law, statute or regulation; (ii) the material failure to achieve the Company’s written objectives or goals as reasonably determined by the Executive’s Reporting Officer in consultation with the Executive and the Board of Directors or a committee thereof; (iii) misconduct which is injurious to the Company or any of its affiliates, either monetarily or otherwise, or which impairs Executive’s ability to effectively perform his duties or responsibilities; (iv) personal conduct which reflects poorly on the Company or Executive or which impairs the Executive’s ability to perform his duties or manage subordinate employees, including but not limited to the abuse of alcohol or controlled substances; (v) habitual or repeated neglect of Executive’s duties or responsibilities; (v) misappropriation of (or attempted misappropriation of) a business opportunity of the Company or its affiliates, including attempting to secure or securing any personal profit in connection with any transaction by the Company or its affiliates; (vi) the commission of or conviction for (or the procedural equivalent or conviction for), or the entering of a guilty plea or plea of no contest with respect to a crime, which in the Company’s reasonable judgment, involves moral turpitude; (vii) the commission of or conviction for (or the procedural equivalent or conviction for), or the entering of a guilty plea or plea of no contest with respect to a crime, which is a felony or in the Company’s reasonable judgment, involves moral turpitude; (viii) intentional injury of another employee or any person in the course of performing services for the company; any conflict of interest, including, but not limited to solicitation of business on behalf of a competitor or potential competitor; (ix) any conflict of interest, including, but not limited to solicitation of business on behalf of a competitor or potential competitor; (x) violation of the company’s policies prohibiting discrimination or harassment of employees, clients, guests or vendors of the Company; failure to comply with the company’s written Human Resources policies published on LSI Connect or any replacement to this; or (xi) failure to follow any material and lawful instruction given to Executive by Executive’s Reporting Officer.

“Company” means Liquidity Services, Inc. and its successors and assigns.
“Date of Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability, 30 days after Notice of Termination; (iii) if the Executive’s employment is terminated by the Company with or without Cause, the date specified in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered; provided that the Company may waive all or any of the notice period for no consideration and the Executive’s Termination Date shall be determined by the Company; and (iv) if the Executive’s employment is terminated during the Employment Period other than pursuant to Section 7.1, the date on which Notice of Termination is given.
“Disability” means the Executive’s inability to perform all of the Executive’s duties hereunder by reason of illness, physical or mental disability or other similar incapacity, as determined by a competent medical doctor appointed by the Reporting Officer after a complete and thorough medical examination and evaluation, which inability shall continue for more than three consecutive months or for such shorter periods that when aggregated exceed six (6) months in any twelve (12) month period.
“Effective Date” means the date as of which this Agreement is executed as set out above.
“Employee Agreement” is defined in Section 9 above.
“Employment Period” is defined in Section 2 above.
“Good Reason” means (i) the Company’s failure to perform or observe any of the material terms or provisions of this Agreement (including the provisions of Schedule 1) or the Employee Agreement, and the failure of the Company to cure such default within 30 days after written demand for performance has been given to the Company by the Executive, which demand shall describe specifically the nature of such alleged failure to perform or observe such material terms or provisions; or (ii) a material reduction in the scope of the Executive’s responsibilities and duties without the written consent of Executive; or (iii) any change to the job title given to Executive without her written consent; or (iv) any reduction in Base Salary or any other material change in benefits provided to Executive hereunder; or (v) any constructive termination of Executive; or (vi) any request, instruction, directive or order, whether direct or indirect, to Executive by the Board, the Company or any executive officer of the Company to perform any act which is unlawful; or (vii) a requirement by the Company for the Executive to relocate outside of the Washington DC metropolitan region to retain his position without the written consent of the Executive.

“Notice of Termination” is defined in Section 7.2 above.
“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
“Severance Payment” is defined in Section 8.4 above.
IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

LIQUIDITY SERVICES, INC.

By:	/s/ William P. Angrick, III William P. Angrick, III
CEO and Chairman

EXECUTIVE:
/s/ Novelette Murray Novelette Murray

SCHEDULE 1

CERTAIN TERMS OF EMPLOYMENT

All capitalized but undefined terms in this Schedule shall have the meaning ascribed to them in the Agreement.

Executive: Novelette Murray

Position/Title: Chief Human Resources Officer

Duties: In coordination with the CEO and executive leadership team this position will have responsibility for the Company’s human resources strategy and for driving human resources best practices across the enterprise to support the needs of LSI’s business.

These responsibilities shall include: recruiting, leadership development, talent alignment with Company strategy, institution of best practices for succession/bench strength; designing and communicating executive compensation programs with the CEO and Board Compensation Committee; communicating and reinforcing the Company’s culture across our dispersed organization (including acquired companies), M&A due diligence/integration from a human capital perspective; employee engagement and diversity programs, ensuring our existing team’s maintenance of best practices regarding performance reviews, compliance training, employee benefits, and healthcare.

Anticipated Start Date: October 1, 2020

Employment Term: One Year from the Effective Date, automatically renewable for successive one-year terms unless earlier terminated by either party.

Reporting Officer: Chairman and CEO

Base Salary: $280,000 per annum

Bonus: Executive shall be eligible for an annual incentive bonus one year from the Effective Date with a target of 50% of her Base Salary based upon the Company’s or the Executive’s achievement of certain deliverables or goals by the Executive and the Board’s Compensation Committee. The amount of the bonus is further governed by the financial performance of the company. The Board’s Compensation Committee reserves the right to award a discretionary bonus based on the Executive’s performance and contributions.

Special Award: In consideration of Executive entering into this Agreement and subject to approval by the Board or the Board’s Compensation Committee, the Company shall grant Executive 40,000 shares of Restricted Stock pursuant to the Liquidity Services, Inc. Third Amended and Restated 2006 Omnibus Long-Term Incentive Plan, the grant date of which shall be the date the grant is approved by the Board or any committee thereof (the “Special Award”). Vesting shall commence on October 1, 2020 as follows:
•The restrictions on half of the Special Award shall lapse equally over four years, with twenty-five percent of the Restricted Stock vesting each year on the anniversary of the vesting commencement date.
•The restrictions on the other half of the Special Award will be performance-based shares dependent on Company attaining certain financial targets over a four-year period of time, which financial targets shall be set by the Board or a committee thereof. The targets will be explained in a written equity grant agreement that shall be separately furnished to the Executive.

Review and approval of Executive’s new hire equity will be reviewed by the Board or the Compensation Committee thereof at its next meeting. All other terms and conditions of such award shall be governed by the Liquidity Services, Inc. Third Amended and Restated 2006 Omnibus Long-Term Incentive Plan and the applicable award agreements.

Annual Equity Award: In addition to Executive’s initial equity award, Executive will be eligible for annual equity awards as part of the as part of the executive leadership team’s annual equity program which shall be subject to review and approval by the board’s compensation committee

Ownership Requirement: Executive is subject to the Company’s equity ownership policy to align Executive’s interests with those of LSI’s public shareholders. This policy requires Executive to hold 150% of her base salary in equity and the Company’s expectation is that Executive will be able to meet this requirement by accumulating vested equity through the grant process and not be required to purchase shares of stock outright.

COMPANY:	EXECUTIVE:
/s/ William P. Angrick, III William P. Angrick, III	/s/ Novelette Murray Novelette Murray
Chairman & CEO